SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
         RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
             TO 13d-2(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 9)

                                ________________


                                HUMMINGBIRD LTD.
                                (Name of Issuer)


                                 Common Shares
                         (Title of Class of Securities)


                                  44544R-10-1
                                 (CUSIP Number)

                                ________________

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [ ] Rule 13d-1 (c)

                               [X] Rule 13d-1 (d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 44544R-10-1                13G/A                    Page 2 of 5 Pages
-------------------------------------------------------------------------------
 (1)   Name of Reporting Person

       Fred E. Sorkin
-------------------------------------------------------------------------------
 (2)   Check the Appropriate Box if a Member of a Group (See            (a) |_|
       Instructions)                                                    (b) |_|
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 (3)   SEC Use Only

-------------------------------------------------------------------------------
 (4)   Citizenship or Place of Organization

       Canadian
-------------------------------------------------------------------------------
                                      (5)   Sole Voting Power
                                            1,217,523
         Number of                    -----------------------------------------
                                      (6)   Shared Voting Power
    Shares Beneficially                     0
                                      -----------------------------------------
         Owned by                     (7)   Sole Dispositive Power
                                            1,217,523
Each Reporting Person With            -----------------------------------------
                                      (8)   Shared Dispositive Power
                                            0
-------------------------------------------------------------------------------
 (9)   Aggregate Amount Beneficially Owned by Each Reporting Person

       1,297,523 at December 31, 2004
-------------------------------------------------------------------------------
(10)   Check Box if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)                                    |_|
-------------------------------------------------------------------------------
(11)   Percent of Class Represented by Amount in Row (9)

       7.38%
-------------------------------------------------------------------------------
(12)   Type of Reporting Person (See Instructions)

       IN
-------------------------------------------------------------------------------

Item 1(a).  Name of Issuer

            Hummingbird Ltd.

Item 1(b).  Address of Issuer's Principal Executive Offices

            1 Sparks Avenue
            Toronto, Ontario, Canada M2H 2W1

Item 2(a).  Name of Person Filing

            Fred E. Sorkin

Item 2(b).  Address of Reporting Person's Principal Business Office

            1 Sparks Avenue
            Toronto, Ontario, Canada M2H 2W1

Item 2(c).  Citizenship

            Canadian

Item 2(d).  Title of Class of Securities

            Common Shares

Item 2(e).  CUSIP Number

            44544R-10-1

Item 3.     Filing Category

            Not applicable

Item 4(a).  Amount Beneficially Owned

            1,297,523 at December 31, 2004

Item 4(b).  Percent of Class

            7.38%

                               Page 3 of 5 Pages

Item 4(c).  Number of shares as to which the Reporting Person has:

            (i)   sole power to vote or direct the vote:

                  1,217,523

            (ii)  shared power to vote or direct the vote:

                  0

            (iii) sole power to dispose or to direct the disposition:

                  1,217,523

            (iv)  shared power to dispose or to direct the disposition:

                  0

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not applicable

Item 7. Identification and Classification of the subsidiary Which Acquired The Security Being Reported on By the Parent Holding Company or Control Person

            Not applicable

Item 8.     Identification and Classification of Members of the Group

            Not applicable

Item 9.     Notice of Dissolution of Group

            Not applicable

Item 10.    Certification

            Not applicable

                               Page 4 of 5 Pages

                                   SIGNATURE
                                   ---------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 9, 2005


                                                           /s/ Fred E. Sorkin
                                                           --------------------
                                                           Fred E. Sorkin

                               Page 5 of 5 Pages